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                                                                    EXHIBIT 99.4

               CAMCO INTERNATIONAL INC. AND PRODUCTION OPERATORS
              UNAUDITED ADJUSTED PRO FORMA STATEMENTS OF OPERATIONS
                    (in thousands except per share amounts)

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
                                                    First        Second         Third        Fourth
                                                   Quarter       Quarter       Quarter       Quarter
                                                     1996          1996          1996          1996
                                                   -------       -------       -------       -------
REVENUES:
  Sales                                            111,024       121,799       126,601       143,811
  Services                                          56,624        63,484        63,570        77,622
                                                   -------       -------       -------       -------
                                                   167,648       185,283       190,171       221,433
                                                   -------       -------       -------       -------

COST AND EXPENSES:
  Cost of sales                                     60,053        66,722        67,978        75,959
  Cost of services                                  39,832        44,054        46,685        57,823
                                                   -------       -------       -------       -------
                                                    99,885       110,776       114,663       133,782
                                                   -------       -------       -------       -------
     Gross margin                                   67,763        74,507        75,508        87,651
Selling, general and administrative expenses        43,849        48,106        46,518        53,233
Amortization of intangible assets                    1,387         1,472         1,603         1,998
                                                   -------       -------       -------       -------
     Operating income                               22,527        24,929        27,387        32,420
Interest expense, net                                1,247         1,434           849         1,009
                                                   -------       -------       -------       -------
Income before provision for income taxes            21,280        23,495        26,538        31,411
Provision for income taxes                           6,992         7,902         9,086        10,740
                                                   -------       -------       -------       -------
Net income                                          14,288        15,593        17,452        20,671
                                                   =======       =======       =======       =======

EARNINGS PER SHARE:
   Net income                                         0.37          0.41          0.46          0.54

   Average common and common equivalent
     shares outstanding                             38,078        38,271        38,324        38,265

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